Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made as of Commencement Date which is the signing date below and is between Gideon D. Taylor (“Employee”) and Willing Holding, Inc., a Florida corporation (“COMPANY”) and the subsidiary of Perfect Web Technologies, Inc. (PWBI). The parties agree as follows:

SECTION ONE

EMPLOYMENT

COMPANY hereby hires Employee as its Chief Executive Officer (“CEO”) of Willing Holding, Inc. (WILLING) a wholly owned subsidiary of the COMPANY, and Employee hereby accepts such hiring and agrees to be employed by COMPANY, subject to the terms and conditions of this Agreement.

SECTION TWO

TERM OF EMPLOYMENT

2.1       This Agreement and the term of employment provided hereby shall become effective upon the terms of Commencement Date which is the signing date below and upon any spin-off or separation from the parent company Perfect Web Technologies, Inc. (the “Commencement Date”).

2.2       The Agreement and the terms are understood by both parties to begin on the Commencement Date of this Agreement by both parties and, unless sooner terminated as provided herein, continue for a period of three (3) years (the “Initial Term”).

2.2       Upon expiration of the three year Initial Term, this Agreement shall be automatically renewed for successive terms of one-year (1 year) each unless, at least sixty (60) days prior to the end of the Initial Term or any one-year renewal term of this Agreement, Employee or COMPANY gives written notice to the other that this Agreement shall not be renewed.

SECTION THREE

EMPLOYEE’S DUTIES

While employed by COMPANY, Employee shall devote his full time, effort and job skills as the CEO of the WILLING. Notwithstanding the prior sentence, subject to his obligations to COMPANY under this Agreement the Employee may not engage in work outside of his employment by COMPANY. The Employee will travel as requested by the Company and as may be necessary for Employee to adequately perform his duties.

SECTION FOUR

WORK FOR HIRE

4.1       The COMPANY has hired the Employee to create certain work for the COMPANY (the “Work”). Each and every Work that the Employee creates for COMPANY’s use is a “work for hire.” Consequently, all copyright privileges, together with all other intellectual property rights of any nature whatsoever in the Work, are exclusively owned by the COMPANY. The Employee has no reserved rights of any nature in or to the Work. The COMPANY is and shall be considered the exclusive author of the Work (including, without limitation, any derivative works relating thereto). The term “Work” includes all works the Employee has created since the date of hire or will create during the term of this Agreement, whether within or outside the scope of employment.

4.2       Employee represents, warrants, and covenants that the Work that has been, or will be, performed are original works of authorship and, to Employee’s best knowledge, do not, or will not,

EMPLOYMENT AGREEMENT

constitute an infringement of any third party’s rights, including, without limitation, any copyright or other intellectual property right. Employee shall indemnify and hold harmless COMPANY from any action, judgment, liability, damage, cost, or expense that COMPANY may incur or to which it may become subject in connection with any third-party claim asserted against the COMPANY relating to or arising from a breach of this Section 4.2.

4.3       Employee agrees to perform all further acts and to execute and deliver all further documents that the COMPANY may reasonably request as to validate, confirm, or perfect COMPANY’s rights in the Work, including, without limitation, any instruments that may be necessary for the COMPANY to obtain federal copyright, trademark, trade name, patent, or other intellectual property registration of the Work.

4.4       This Section 4 shall be effective as of the date of Employee’s hire by COMPANY, which is the closing date of the Asset Purchase Agreement, whether or not such date of hire is prior to the date of this Agreement.

SECTION FIVE

COMPENSATION

5.1       As compensation for his services under this Agreement, COMPANY shall allocate the Employee a budget (the “Budget”) to be managed by the Employee beginning on the Commencement Date and continuing through the Initial Term and any renewal term. The Employee will manage WILLING and its payroll, operations, overhead and discretionary expenses out of this Budget. The Employee will determine the salary of the WILLING employees within the Budget.

5.2       Salary: The Employee salary and bonus shall be determined by the Company board of directors at a time after the COMPANY has been spun-off and/or separated form Perfect Web Technologies, Inc.

5.3       Employee Control: The Employee is authorized and will receive a five percent (5%) “non-dilutive” ownership interest in the Company on the Commencement Date.

            5.3.a.  The five percent 5% non-dilutive ownership interest is represented by a Preferred A stock that represents a minimum of five percent (5%) of the issued and outstanding stock of WILLING.

            5.3.b.  Upon Termination or resignation of the Employee the Employee Control will stay in effect and be the property of the Employee.

            5.3.c.  Taylor shall receive 125,000 shares of Class A common stock per year as an annual salary. He will also be issued 750,000 shares of Class B stock that will translate to 15,000,000 votes (20 to 1 voting rights).

5.4       Termination Fee: Upon termination, the Employee shall receive a severance of two million dollars ($2,000,000.00) as long as the Employee has not committed the “for cause” violation as outlined in Section Seven, Number 6.

5.5       Common Stock:

5.5.a   Any Common Stock paid as salary to Employee under this Agreement shall be “restricted” stock within the meaning of Securities and Exchange Commission Rule 144 and may not be transferred or sold except pursuant to an effective registration statement for its transfer or resale filed with the appropriate governmental authorities or the availability of an exemption from registration and only sold under the guidelines set by the COMPANY’s “Insider Trading Plan and Procedure”.

EMPLOYMENT AGREEMENT

5.5.b.  The COMPANY will grant registration rights to include the shares of Common Stock issued to the Employee in any registration statement filed by the COMPANY under the Securities Act of 1933 relating to any underwriting of the sale of Common Stock or other security that includes the other BOD and managers of the COMPANY. Inclusion of such shares is subject to the willingness of the managing underwriter(s) to include said shares.

SECTION SIX

PROTECTION OF CONFIDENTIAL INFORMATION

6.1       For purposes of this Agreement, “Confidential Information” means knowledge, information and material which is proprietary to the COMPANY of which Employee may obtain knowledge or access through or as a result of his employment by the COMPANY (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the COMPANY). Confidential Information includes, but is not limited to: (i) technical knowledge; information and material such as trade secrets; processes; formulas; data; know-how; software and software design concepts, including appearance, operator interaction techniques, and file handling techniques, whether in source code, object code or printed form; strategies; analytical models; improvements; inventions; computer programs; drawings; patents; and experimental and development work techniques; and (ii) marketing and other information, such as supplier lists, customer lists, lists of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the COMPANY obtains from another party and which the COMPANY treats as proprietary or designates as confidential, whether or not owned or developed by the COMPANY. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 6.1 shall not constitute Confidential Information for purposes of this Agreement.

6.2       During the term of this Agreement and thereafter, Employee agrees to hold in confidence all Confidential Information and not to use such information for Employee’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee’s work for the COMPANY.

6.3       Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time-to-time be imposed by the COMPANY for the protection of Confidential Information, and will inform the COMPANY of any defects in, or improvements that could be made to, such rules and regulations.

6.4       Employee will notify COMPANY in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

6.5       Upon termination of employment or at any time upon COMPANY’s request, Employee shall immediately discontinue use of Confidential Information and deliver to COMPANY any and all records and tangible property, including software, hardware, and all other equipment that contains Confidential Information and is in COMPANY’s possession or under his control.

6.6       Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment which are related to

EMPLOYMENT AGREEMENT

the business or activities of the Company. Employee hereby assigns and agrees to assign all his interest therein to Company or its nominee. Whenever requested by the Company, Employee shall execute any and all applications, assigns or other instruments that Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect Company’s interest therein. These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment, and shall be binding upon Employee’s heirs, assigns, executors, administrators and other legal representatives.

SECTION SEVEN

TERMINATION

COMPANY shall have the right to terminate Employee’s employment “for cause” hereunder at any time during the Initial Term of this Agreement and any renewal term. Notice of the COMPANY’s “for cause” termination shall be delivered by the COMPANY to Employee in writing and such “for cause” termination shall be effective as of the date set forth in the written notice of termination delivered by the COMPANY to Employee. The duties, rights, privileges and salary compensation set forth in this Agreement shall cease and end as of the day following the date of termination for cause and no severance shall be payable whatsoever to the Employee.

All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to Employee by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by Employee which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of Employee’s employment hereunder for any reason, except materials, lists, property and information that was previously owned by Employee and brought to the Company.

For purposes of this Agreement, any of the following shall constitute events which would permit COMPANY, in its sole discretion, to terminate Employee’s employment hereunder “for cause”:

1.	Willful breach by Employee of any material provision of this Agreement;

2.	Dishonesty in the performance of Employee’s duties to COMPANY;

3.	Engagement in any business activities that material conflict with Employee’s duties owed to the COMPANY during the term of this Agreement;

4.	Failure of Employee to comply with each and every term of the non-competition provisions of Section Eight of this Agreement or the Confidentiality provisions of Section 6 of this Agreement;

5.	Failure of Employee to devote substantially all of his time, energy and skill during regular business hours to the position described in this Agreement except as otherwise agreed to by COMPANY;

EMPLOYMENT AGREEMENT

SECTION EIGHT

COVENANT NOT TO COMPETE

8.1       In consideration of the COMPANY’s entering into this Agreement, Employee covenants and agrees that during the Employee’s term of employment and for a one (1) year period thereafter Employee will not, without the express prior written consent of the COMPANY, directly or indirectly (i) compete with the business of the COMPANY as an internet application service provider anywhere in the world nor (ii) undertake any activity that may lead Employee to compete with or to acquire rival, conflicting or antagonistic interests to those of the COMPANY with respect to the business of the COMPANY, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity. This Section 8.1 shall not apply if Employee is terminated without cause.

8.2       During the term of employment and for a period of one (1) year thereafter, Employee will not directly or indirectly solicit nor induce any other employee of the COMPANY or any parent or affiliate to leave his or her employment, nor solicit or induce any consultant or independent contractor to sever that person’s relationship with the COMPANY.

8.3       If any court shall determine that the duration or geographical limit of any covenant contained in this Section 8 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

8.4       Employee acknowledges and agrees that the covenants contained in this Section 8.4 are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of the COMPANY, and that irreparable loss and damage will be suffered by the COMPANY should Employee breach of any of such covenants. Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

SECTION NINE

REPRESENTATIONS AND WARRANTIES

Employee warrants and represents that the execution and delivery of this Agreement will not violate or otherwise conflict with any agreement, law, regulation or order of any kind to which Employee is a party or is otherwise subject.

Employee represents and warrants to the Company that he is not subject to any contractual restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and his provision of services to the company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company provided same is based upon a valid and legally enforceable non-competition agreement, invention or secrecy agreement between Employee and such third party.

EMPLOYMENT AGREEMENT

SECTION TEN

SURVIVAL

The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

SECTION ELEVEN

WAIVER

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

SECTION TWELVE

BINDING EFFECT

The Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the COMPANY, its successors and assigns.

SECTION THIRTEEN

HEADINGS

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

SECTION FOURTEEN

GOVERNING LAW; VENUE

This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under this Agreement shall be governed in accordance with the laws of the State of Florida without giving effect to any choice of laws principles. Subject to the mandatory arbitration provision of Section 16, in the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Palm Beach County, Florida.

SECTION FIFTEEN

ARBITRATION

Any controversy or claim arising out of, or related to, this Agreement or its breach shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association sitting in Palm Beach, Florida. Any judgment or award rendered by such arbitrator(s) may be entered into with a court of competent jurisdiction as a final judgment and adjudication.

EMPLOYMENT AGREEMENT

SECTION SIXTEEN

SEVERABILITY

The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

SECTION SEVENTEEN

ATTORNEYS’ FEES

In the event any dispute, litigation or arbitration arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of the Asset Purchase Agreement .

Date:    January 14, 2008

WILLING HOLDING, INC.		PERFECT WEB TECHNOLOGIES, INC.
By:	/s/ Gideon D. Taylor	By:	/s/ Thomas L. DiStefano
	Gideon D. Taylor CEO Willing Holding, Inc. A Subsidiary of Perfect Web Technologies, Inc.		Thomas L. DiStefano CEO/Chairman Perfect Web Technologies, Inc.